EXHIBIT 3.28(b)

CERTIFICATE OF LIMITED PARTNERSHIP

OF

LYONDELL REFINING COMPANY LP

This Certificate of Limited Partnership of Lyondell Refining Company LP (the “Partnership”) is being executed and filed by the undersigned, the general partner of Lyondell Refining Company LP, to form a limited partnership under the Delaware Revised Uniform Limited Partnership Act.

1. The name of the limited partnership is Lyondell Refining Company LP.

2. The address of the registered office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801, and the name and address of the registered agent for service of process on the Partnership in the State of Delaware is The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801.

3. The name and business address of the general partner is:

LRC Holdings GP LLC

Two Greenville Crossing

4001 Kennett Pike, Suite 238

Greenville, Delaware 19807

IN WITNESS WHEREOF, each of the undersigned has hereunto set its hand this 30th day of December, 2005.

LRC Holdings GP LLC

By:	Lyondell Chemical Company,
its sole member

	By:	/s/ Kerry A. Galvin
Kerry A. Galvin
Senior Vice President, General Counsel
and Secretary